HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
LDG, Inc.

As independent certified public accountants, we hereby consent to the use of our report dated March 18, 2005, with respect to the December 31, 2004 financial statements of LDG, Inc. in the Registration Statement on Form SB-2, and consent to the use of our name in the "Experts" section of this Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
November 8, 2005